SUPPLEMENT TO PROSPECTUS/PROXY STATEMENT
                               DATED JULY 21, 1998
                                       OF
          Dreyfus Premier Limited Term California Municipal Fund and
            Dreyfus Premier Limited Term New York Municipal Fund,
            series of THE DREYFUS/LAUREL TAX-FREE MUNICIPAL FUNDS
                 Dreyfus Premier Limited Term Municipal Fund,
           a series of THE DREYFUS/LAUREL TAX-FREE MUNICIPAL FUNDS

                               SEPTEMBER 16, 1998

      This Supplement is being furnished to the shareholders of Dreyfus Premier Limited Term California Municipal Fund (the "California Fund") and Dreyfus Premier Limited Term New York Municipal Fund (the "New York Fund"), each a series of The Dreyfus/Laurel Tax-Free Municipal Funds (the "Trust"), in connection with the solicitation of proxies by the Trust for use at Special Joint Meetings of Shareholders (the "Meetings") of the California Fund and the New York Fund that were convened on Tuesday, September 15, 1998, and adjourned to reconvene on September 29, 1998 at 10:00 a.m., at the offices of The Dreyfus Corporation, 200 Park Avenue, 7th floor, New York, New York, 10166, and any adjournments thereof.

      This Supplement supersedes and replaces any contrary information contained in, and supplements, the Prospectus/Proxy Statement dated July 21, 1998 (the "Proxy Statement"), which was mailed previously to shareholders of the California Fund and the New York Fund in connection with the proposed reorganization of each of the California Fund and the New York Fund with and into Dreyfus Premier Limited Term Municipal Fund (the "Acquiring Fund"), a series of the Trust, each pursuant to an Agreement and Plan of Reorganization dated as of April 23, 1998, whereby the Acquiring Fund would acquire all the assets and assume the liabilities of the California Fund and the New York Fund, respectively. Detailed information about the proposed transaction is contained in the Proxy Statement.

      Mellon Bank, N.A. ("Mellon Bank"), an affiliate of The Dreyfus Corporation, has informed the Trust that it has retained an independent fiduciary to vote the shares of the California Fund and the New York Fund for which it has voting authority. The independent fiduciary will vote those shares in the manner deemed to be in the best interests of the beneficial owners of those shares.

      Each Plan is conditioned on, among other things, the approval by the majority of the outstanding voting securities of the California Fund and the New York Fund, respectively. Mellon Bank and its affiliates have voting discretion over approximately 58% of the California Fund and approximately 57% of the New York Fund. Consequently, the independent fiduciary retained by Mellon Bank has voting authority over a sufficient number of shares to determine the outcome of the proposal.

      If you have already submitted your vote by proxy and do not wish to change it, then you do not need to take any further action. If, however, you wish to revoke any proxy you have previously submitted, or if you wish to vote your shares by proxy and have not already done so, you must complete, date and sign the enclosed proxy in accordance with the instructions provided therein and return it to the Trust on or before September 28, 1998.

      For your reference, enclosed with this Supplement is the Acquiring Fund's most recent Annual Report.

      If you have any questions regarding the proposed transaction or would like to request an additional copy of the Proxy Statement, please call toll-free 1-800-554-4611.
























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